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  Multiband Partners With Telkonet to Deliver Broadband Services to Multiband's
                  Nationwide Portfolio of Apartments and Hotels

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For Immediate Release:

Minneapolis, Minnesota, October 12, 2004, Multiband Corporation (NASDAQ: MBND) announced today it has entered into a partnership with Telkonet (AMEX: TKO), a leader in providing in-building broadband access over existing electrical wiring, under which Multiband will offer Telkonet's broadband PlugPlus(TM) system to Multiband's base of over 400,000 apartments and 70,000 owned and serviced subscribers. Multiband intends to immediately begin deployment and expects to have broadband services available to up to 5,000 units by year-end.

Multiband provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts throughout the United States. Telkonet's PlugPlus(TM) system provides broadband access inside commercial buildings over existing electrical wiring.

"Multiband has developed a comprehensive nationwide plan to deploy Telkonet's PlugPlus system. Initially, Multiband will focus on markets where the demand and opportunities are the greatest, including California, Illinois, New York and Florida. Multiband maintains approximately 3,500 MDU and 1,500 hotel Rights of Entry (ROEs), providing access to approximately 400,000 apartment units and 150,000 hotel rooms. Multiband, through its system operator network, already has successfully installed and tested Telkonet's system in apartment complexes," stated Ron Pickett, President of Telkonet.

James L. Mandel, Multiband CEO stated, "Our partnership with Telkonet will have a significant impact in our business expansion and will allow for the rapid deployment of data and subsequently voice services to our existing subscribers as well as to new customers we expect to attract within our vast population of serviced properties. Since the Telkonet solution uses electrical wiring for Internet connectivity, it eliminates conflicts with telephone or cable companies as to who owns the wires, and eliminates rewiring, which is often too expensive. Rapid deployment was a key requirement, and with Telkonet's system, installation can be completed within days. We also found Telkonet's low-cost, subscription model attractive, with no significant capital outlay requirements."

Ron Pickett, added, "This partnership is an extraordinary opportunity for Telkonet, enabling us to further expand and penetrate the MDU and hospitality market through Multiband and its strong subscriber base. By incorporating Telkonet's system into Multiband's portofolio, Multiband can now offer its subscribers a total broadband service."

About Multiband Corporation
Multiband Corporation (NASDAQ: MBND), formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to business and government clients, and to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. The Company has two operating divisions, Multiband Business Solutions and Multiband Subscriber Services, which encompasses the wholly owned subsidiary corporations Multiband USA, Inc. and URON, Inc.

In July 2004, the Company acquired Rainbow Satellite LLC, a private cable operator. Rainbow, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida and New York. In August of 2004, Multiband acquired assets from 21st Century Satellite LLC, adding 23 upscale RV and Mobile Home Parks to its portfolio and raising it's owned and serviced subscriber base to over 70,000. Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, San Francisco, Denver, Chicago and Tampa with satellite facilities through subcontractors in St. Louis, Dallas and New York. For additional information, please go to www.multibandusa.com.

About Telkonet
Telkonet's products provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring or major disruption of business activity. In many situations, the Telkonet system can be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system. The Telkonet PlugPlus(TM) family of networking and internetworking products offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks (LANs). Telkonet PlugPlus products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. For more information, please visit www.telkonet.com.



Contacts:
Investors Stock Daily, Inc. CEOcast, Inc.            Berkman Associates
Jody Janson                 Ken Sgro                 John Hicks
585-232-5440                212-732-4300             310-277-5162
jody@istockdaily.com        kensgro@ceocast.com      info@berkmanassociates.com
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Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).
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